UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 14, 2021

TUESDAY MORNING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-19658	75-2398532
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

6250 LBJ Freeway, Dallas, Texas 75240

(Address of principal executive offices) (Zip Code)

(972) 387-3562

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	TUEM	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 14, 2021, in connection with his appointment as Principal and Chief Merchant of Tuesday Morning Corporation (the “Company”), Paul Metcalf and the Company entered into an employment agreement (the “Employment Agreement”).

The Employment Agreement, provides for an initial term of three years which automatically renews for additional one year periods unless either party gives at least 60 days’ prior written notice of nonrenewal. Under the terms of the Employment Agreement, Mr. Metcalf is entitled to an annual base salary of not less than $650,000. Mr. Metcalf also is eligible to earn an annual bonus each fiscal year under the Company’s annual cash incentive plan with a target amount of 70% of his annual base salary. Under the Employment Agreement, Mr. Metcalf is eligible to participate in the Company’s applicable equity incentive plan, and, each year during the term of the Metcalf Employment Agreement, he is entitled to receive equity incentive awards having a value of at least $650,000. Mr. Metcalf will also be eligible to participate in the Company’s benefit plans generally and is eligible for payment of certain relocation expenses and legal fees in connection with the negotiation and drafting of the Employment Agreement

As an inducement to accept employment with the Company, the Employment Agreement also provided for the grant to Mr. Metcalf of inducement equity awards, including (i) an award of time-based restricted stock units having a grant date fair market value of $500,000 (the “Inducement RSUs”) and (ii) an award of performance-based restricted stock units having a grant date fair market value of $1,000,000 (the “Inducement “PRSUs”). The Inducement RSUs will vest in equal installments on each of the first three anniversaries of the date of grant, so long as Mr. Metcalf remains employed through each vesting date. The Inducement PRSUs are subject to both time-based and performance-based vesting with the time-based vesting occurring over a period of four years from the date of grant (subject to Mr. Metcalf’s continuous employment through each vesting date) and the performance-based vesting based on the attainment of specified Company stock price metrics. The PSUs are only fully vested when both time-based and performance-based vesting conditions are met.

Under the terms of the Employment Agreement, if Mr. Metcalf’s employment is terminated by the Company without cause or he resigns with good reason, he will be entitled to receive severance benefits as follows: (a) any earned but unpaid bonus for the fiscal year preceding the year in which the termination of employment occurs, (b) a pro rata portion of the annual bonus for the fiscal year in which the termination of employment occurs, (c) cash severance in an amount equal to 1.5 times his then current base salary, payable in equal installments over an 18-month period following the date of termination of his employment, and (d) continued health coverage for Mr. Metcalf and his eligible dependents through the end of the fiscal year in which the termination of employment occurs. However, if Mr. Metcalf’s employment is terminated by the Company without cause or if he resigns with good reason, in each case, within one year following a “change in control” (as defined in the Employment Agreement), the cash severance payable to Mr. Metcalf will equal two times his then current base salary, and will be paid in equal installments over a period of 24 months.

Mr. Metcalf’s receipt of the severance benefits described in the previous paragraph is subject to Mr. Metcalf’s execution (and non-revocation) of a release of claims in favor of the Company and his continued compliance with restrictive covenants, which include customary nonsolicitation and noncompetition covenants that apply for the duration of Mr. Metcalf’s employment and for a period of 18 months thereafter and confidentiality, nondisclosure and nondisparagement covenants.

The foregoing summary is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between Paul Metcalf and the Company.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2021	TUESDAY MORNING CORPORATION

	By:	/s/ Bridgett C. Zeterberg
	Name:	Bridgett C. Zeterberg
	Title:	Executive Vice President Human Resources, General Counsel and Corporate Secretary